As filed with the Securities and Exchange Commission on April 22, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

CONSOLIDATED FREIGHTWAYS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	77-0425334
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

16400 S.E. CF Way Vancouver, WA	98683
(Address of Principal Executive Offices)	(Zip Code)

Consolidated Freightways Corporation Stock and Savings Plan
(Full title of plan)

Stephen D. Richards
Consolidated Freightways Corporation
16400 S.E. CF Way
Vancouver, WA 98683
(Name and address of agent for service)

Telephone number, including area code, of agent for service:    (360) 448-4000

Copy to:

John R. Thomas
Stoel Rives LLP
900 SW Fifth Avenue, Suite 2600
Portland, Oregon 97204-1268

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock (par value $0.01)	3,500,000(2)	$4.1045	$14,365,750	$1,322

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The calculation of the registration fee for the shares is based on $4.1045, which was the average of the high and low prices of the Common Stock on April 19, 2002, as reported on The Nasdaq National Market’s website for its issues.

(2)
In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents By Reference.

The following documents filed by Consolidated Freightways Corporation (the “Company”) with the Securities and Exchange Commission are incorporated herein by reference:

(a)  The Company’s latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 or the latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that contains audited consolidated financial statements for the Company’s latest fiscal year for which such statements have been filed.

(b)  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

(c)  The description of the authorized capital stock of the Company contained in the Company’s registration statement filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating the description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a) and (c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.    Description of Securities.

Not Applicable.

Item 5.    Interests of Named Experts and Counsel.

Stephen D. Richards, Senior Vice President and General Counsel of the Company, is providing the required opinion regarding the legality of the securities being registered (see Exhibit 5.2 to this Registration Statement). Mr. Richards owns 69,466 shares of the Company’s common stock and holds options to purchase an additional 109,020 shares of the Company’s common stock. In addition, Mr. Richards has the right to acquire 13,000 shares of the Company’s common stock pursuant to a restricted stock award in the event the price of the Company’s common stock reaches a specified target price. Under the Consolidated Freightways Corporation Stock and Savings Plan (the “Plan”), Mr. Richards may elect to purchase the Company’s common stock and may receive matching contributions from the Company of the Company’s common stock.

Item 6.    Indemnification of Directors and Officers.

Limitation of Liability

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation’s certificate of incorporation to include a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit. As permitted by Section 102(b)(7) of the DGCL, the Company’s Certificate of Incorporation provides that the Company’s directors shall not be liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined.

Indemnification and Insurance

The Company’s Certificate of Incorporation and Bylaws provide that the Company shall indemnify its directors and officers to the full extent permitted by the law of the State of Delaware. Section 145 of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made by a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company has obtained an insurance policy that insures its directors and officers against certain liabilities.

Item 7.    Exemption From Registration Claimed.

Not Applicable.

Item 8.    Exhibits.

4.1	(1)	Amended and Restated Certificate of Incorporation of the Company.

4.2	(2)	Amended and Restated Bylaws of the Company.

5.1		Internal Revenue Service Determination Letter.

5.2		Opinion of Counsel of Consolidated Freightways Corporation.

23.1		Consent of Arthur Andersen LLP, independent public accountants.

23.2		Consent of Counsel for Consolidated Freightways Corporation (included in Exhibit 5.2).

24.1		Powers of Attorney.

(1)	Document incorporated by reference to Exhibit 3.1 to the Company’s Form 10 filed October 2, 1996.
(2)	Document incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

Item 9.    Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, State of Washington, on April 19, 2002.

CONSOLIDATED FREIGHTWAYS CORPORATION

By:	/s/ STEPHEN D. RICHARDS
Stephen D. Richards Senior Vice President and General Counsel

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 19, 2002.

Signature	Title
(1) Principal Executive Officer:

/s/ PATRICK H. BLAKE Patrick H. Blake	President, Chief Executive Officer and Director

(2) Principal Financial Officer:

/s/ ROBERT E. WRIGHTSON Robert E. Wrightson	Executive Vice President and Chief Financial Officer

(3) Principal Accounting Officer:

/s/ JAMES R. TENER James R. Tener	Vice President and Controller

(4) Directors:

* G. ROBERT EVANS G. Robert Evans	Director

Paul B. Guenther	Director

* ROBERT W. HATCH Robert W. Hatch	Director

* HENRY C. MONTGOMERY Henry C. Montgomery	Director

* JAMES B. MALLOY James B. Malloy	Director

* WILLIAM D. WALSH William D. Walsh	Director

*By:	/s/ STEPHEN D. RICHARDS
Stephen D. Richards Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, as amended, the members of the Administrative Committee of the Plan have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the dates indicated below, in the City of Vancouver, State of Washington.

CONSOLIDATED FREIGHTWAYS CORPORATION STOCK AND SAVINGS PLAN ADMINISTRATIVE COMMITTEE

/s/ STEPHEN D. RICHARDS Stephen D. Richards	April 19, 2002

/s/ ROBERT E. WRIGHTSON Robert E.Wrightson	April 19, 2002

/s/ KERRY K. MORGAN Kerry K. Morgan	April 19, 2002

EXHIBIT INDEX

Exhibit Number	Document Description

4.1(1)	Amended and Restated Certificate of Incorporation of the Company.

4.2(2)	Amended and Restated Bylaws of the Company.

5.1	Internal Revenue Service Determination Letter.

5.2	Opinion of Counsel of Consolidated Freightways Corporation.

23.1	Consent of Arthur Andersen LLP, independent public accountants.

23.2	Consent of Counsel for Consolidated Freightways Corporation (included in Exhibit 5.2).

24.1	Powers of Attorney.

(1)	Document incorporated by reference to Exhibit 3.1 to the Company’s Form 10 filed October 2, 1996.
(2)	Document incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998.